Registration Statement File No. 333-210977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in its charter)

Tennessee	04-3687717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 South James M. Campbell Boulevard

Columbia, Tennessee 38401

(931) 380-2265

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

DeVan D. Ard, Jr.

Chairman, President, and Chief Executive Officer

Reliant Bancorp, Inc.

1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

(615) 221-2020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Beth W. Sims

Butler Snow LLP

150 3rd Avenue South

Suite 1600

Nashville, Tennessee 37201

(615) 651-6733

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 of Community First, Inc. (the “Company”), filed with the Securities and Exchange Commission on April 28, 2016, as amended by Pre-Effective Amendment No. 1 filed on June 2, 2016, and Pre-Effective Amendment No. 2 filed on July 27, 2016, and declared effective on August 12, 2016 (File No. 333-210977) (the “Registration Statement”), relating to the registration of up to 250,000 shares of the Company’s common stock, no par value per share (“Common Stock”).

On January 1, 2018, pursuant to the Agreement and Plan of Merger, dated August 22, 2017, by and among Reliant Bancorp, Inc. (f/k/a Commerce Union Bancshares, Inc.) (“Reliant”), the Company, Pioneer Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, Reliant Bank and Community First Bank & Trust, Merger Sub merged with and into the Company (the “First Step Merger”), with the Company surviving the Merger (the “Surviving Company”). Immediately following the Merger and as part of a single integrated transaction, Reliant caused the Surviving Company to be merged with and into Reliant (together with the First Step Merger, the “Mergers”), with the Company as the surviving entity. As a result of the Mergers, the Company has terminated the offering of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement, in accordance with an undertaking made in the Registration Statement, and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brentwood, State of Tennessee, on the 6th day of February, 2018.

RELIANT BANCORP, INC.
as successor by merger to Community First, Inc.

/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
Chairman, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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